SCHEDULE B

MESIROW FINANCIAL INVESTMENT ADVISORY

Code of Ethics

This Code of Ethics applies to the activities of Mesirow Financial Investment Management, Inc., Mesirow Advanced Strategies, Inc., Mesirow Financial Private Equity Advisors, Inc. and Mesirow Financial Alternative Investments, LLC, each a registered investment advisor under the Investment Advisors Act of 1940, as well as to Institutional Sales and Marketing, (hereinafter collectively referred to as “Mesirow Financial”).

The philosophy of Mesirow Financial is to avoid any conflict of interest, or the appearance of any conflict of interest between the investment activities of Mesirow Financial and the personal investment transactions of the directors, officers and employees (hereinafter “employees”) of Mesirow Financial. This inevitably places some restrictions on the freedom of the investment activities of those Mesirow Financial employees.

SEC rules and regulations require that Mesirow Financial establish standards and procedures for the detection and prevention of certain conflicts of interest, including activities by which persons having knowledge of the investments and investment intentions of Mesirow Financial might take advantage of that knowledge for their own benefit. Implementation and monitoring of these standards inevitably places some restrictions on the freedom of the investment activities of those people.

This Code of Ethics has been adopted by Mesirow Financial to meet those concerns and satisfy the legal requirements. Any questions about this Code or about the applicability of this Code to a personal securities transaction should be directed to the designated Senior Managing Director of the applicable Mesirow Financial entity or a designated senior officer.

Personal Securities Transactions:

This Code regulates personal securities transactions as a part of the effort by Mesirow Financial to detect and prevent conduct that might violate the general prohibitions outlined above. A personal securities transaction is a transaction in a security in which the person subject to this Code has a beneficial interest.

s	Security is interpreted very broadly for this purpose, and includes any right to acquire any security (an option or warrant, for example).

s
You have a beneficial interest in a security that you own individually, jointly, or as a guardian, executor or trustee, or in which you or your spouse or minor children or other dependents living in your household, have an interest. Technically, the I1lles under Section 16 under the Securities Exchange Act of 1934 (“Exchange Act”) will be applied to determine if you have a beneficial interest in a security (even if the security would not be within the scope of Section 16 under the Exchange Act).

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In any situation where the potential for conflict exists, transactions for Mesirow Financial clients must take precedence over any personal transaction. The employees subject to this Code owe a duty to Mesirow Financial and its clients to conduct their personal securities transactions in a manner which does not interfere with the transactions of Mesirow Financial or otherwise take inappropriate advantage of their relationship to Mesirow Financial. Personal securities transactions must comply with this Code of Ethics and should avoid any actual or potential conflict of interest between an employee’s interests and the interests of Mesirow Financial and its clients.

Situations not specifically governed by this Code of Ethics will be resolved in light of this general principle.

This Code of Ethics is in addition to the provisions of the Mesirow Financial Code of Conduct contained in the Employee Handbook and Compliance Manual. Employees must be mindful of and periodically review their obligations under these provisions. While some of the provisions of the Mesirow Financial Code of Conduct are included in this Code, this does not mean that other provisions of the Mesirow Financial Code of Conduct are less important.

Restrictions on Personal Securities Transactions:

A.
No Transactions with Mesirow Financial. No employee of Mesirow Financial shall knowingly sell to or purchase from Mesirow Financial any security or other property. (This provision is not intended to include personal trading in accounts held at Mesirow Financial, Inc. (“MFI”), the affiliated broker/dealer.

B.
No conflicting transactions. No employee of Mesirow Financial shall purchase or sell for his own personal account and benefit, or for the account and benefit of any relative, any security which the person knows or has reason to believe is being purchased or sold or considered for purchase or sale by his or her respective registered advisor affiliate (or his or her respective divisional team within that advisor affiliate) until such transactions have been completed or consideration of such transactions has been abandoned. In addition, any sale or purchase of stock made by an employee for his or her own personal account and benefit, whether at MFI or any other broker-dealer, or for the account and benefit of any relative, whether at MFI or any other broker-dealer, should not be inconsistent with the position of clients of his or her respective registered advisor affiliate, or, in the case of MFIM IA, its respective teams. If such a transaction is submitted to the designated Senior Managing Director or designated senior person during the preclearance process (as described in Section C.1. below), the transaction request must be accompanied by a detailed memo documenting the reason for the transaction request.

Compliance Procedures:

Definitions:

•	Supervised Persons:

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➢
All employees of Mesirow Financial Investment Management, Inc. (“MFIM”), Mesirow Financial Private Equity Advisors, Inc. (“MFPEA”), Mesirow Advanced Strategies, Inc. (“MAS”), Mesirow Financial Alternatives Investments (“MF AI”) and Mesirow Financial, Inc. (“MFI”) ‘are deemed to be supervised persons under SEC Rule 204A-I.

•	Access Persons:

➢ All employees of MFIM, MFPEA, MAS and MF AI are deemed to be access persons under SEC Rule 204A-1.

➢
Regarding MFI, the affiliated broker/dealer, all officers, directors, supervisors, principals, registered reps and sales assistants related to the IA business, as well as operations and managed accounts employees, are deemed to be access persons under SEC Rule 204A-1.

A.
Trade execution. General policy states that personal securities transactions of supervised persons (as defined in SEC Rule 204A-I), except transactions in securities listed as exempt in Exempt Transaction section below, will be executed through MFI or through another broker/dealer as may be designated by the firm or through another broker/dealer requested by a supervised person and approved by the designated Senior Managing Director or a designated senior person and properly disclosed to the Compliance Department.

B.	Preclearance - MFIM, MAS, MFPEA, MFAI and MFI

1.
Any request by an access person (as defined in SEC Rule 204A-l) to participate in an initial public offering (IPO) must be approved, in writing, by the designated Senior Managing Director or senior person and properly disclosed to the Compliance Department prior to the execution of the transaction. It must be understood that any access person who also holds a securities license is prohibited from participating in an IPO under NASD Rules.

2.
Any request by an access person to participate in a private placement must be approved, in writing, by the designated Senior Managing Director or designated senior person and properly disclosed to the Compliance Department prior to the execution of the transaction. This approval process is to be accomplished by utilizing the Outside Investment Questionnaire form located on BOB.

a.) MAS Only

If an MAS employee is considering purchasing or redeeming direct interests in a hedge/private investment fund (including a MAS fund of hedge fund), this investment must be approved, in writing, by the MAS CEO, CIO, CCO and Director of Manager Research prior to the execution of the transaction

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by completing the Mesirow Financial Employee Outside Investment Form which may be found on BOB.

C.	Additional Preclearance Obligations -MFIM, MAS, MFPEA and MFAI Only

1.
All personal securities transactions for MFIM, MAS and MFPEA personnel, except transactions in securities listed as exempt in the Exempt Transactions section below, must be cleared in writing in advance with the designated Senior Managing Director or a designated senior person and properly disclosed to the Compliance Department. If the proposed trade is not executed within two business days after preclearance, the preclearance will expire and the request must be made again.

	2.	MAS Only

All MAS employees who personally trade securities (excluding mutual funds, ETFs, options on EFTs, unit trusts and those listed in the Exempt Transactions section below), or control the trading thereof, must disclose all equity, debt, futures, options and private investment transactions prior to executions using the application, Financial Tracking.

D.	Blackout periods -MFIM, MFPEA and MFAI Only

1.
No personal securities transactions of MFIM, MFPEA or MFAI personnel will be cleared (as provided in C., above) if MFIM or MFPEA or MFAI (I) has a conflicting order pending or (2) is actively considering a purchase or sale of the same security.* A conflicting order is any order for the same security, or an option on that order, which has not been fully executed by the particular advisor.

	2.	Absent extraordinary circumstances, a personal securities transaction will not be approved until the first business day after completion of any transaction for MFIM or MFPEA or MFAI.

3.
MFIM International Equity Only: During the prescribed black-out period of the first (1st) day of each month through and including the fifteenth (15th) day of each month (during which time MFIM IE runs and trades each of its models), all employees in the MFIM IE group are strictly prohibited from conducting personal securities transactions in securities contained on this group’s restricted and black-out lists which are maintained by the onsite supervisor. Absent extraordinary circumstances, personal securities transaction(s) for MFIM IE employees will not be approved during the blackout periods in the above-described securities.

__________________________________
**It should be noted that in the case of EFT transactions, while pre-clearance is required, there may be circumstances wherein the manager I designated supervisor may approve a transaction that conflicts with client holdings due to the inherent nature of ETFs .

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E.	Reporting personal securities transactions.

1.
Any supervised person of Mesirow Financial shall (i) identify to Mesirow Financial any brokerage account in which the supervised person has a beneficial interest and (ii) instruct the broker to deliver to the designated Senior Managing Director or designated senior person duplicate monthly statements. MFI will provide to Mesirow Financial’s Senior Managing Director or designated senior person information about transactions in the accounts of persons subject to this Code who have accounts with MFI.

2.
Any personal securities transaction of any supervised person of Mesirow Financial which for any reason does not appear in the brokerage records described above shall be reported to Mesirow Financial’s designated Senior Managing Director or designated senior person as soon as possible but no later than 30 days after quarter-end in which said transaction occurred.

3.
All access persons shall provide a complete report of his or her securities holdings at the time the person becomes an access person and at least once a year thereafter. Said holdings reports must be current as of a date not more than 45 days prior to the person becoming an access person (initial report) or of the date the report is submitted (annual report).

F.
Reports may be in any form. Reports filed may be in any form (including copies of confirmations or monthly statements) but must include (i) the date of the transaction, the title and number of shares, and the principal amount of each security involved; (ii) the nature of the transaction (Le., purchase, sale, gift, or other type of acquisition or disposition); (iii) the price at which the transaction was effected; (iv) the name of the broker, dealer or bank with or through whom the transaction was effected; and (v) the name of the reporting person.

G.
Monitoring of transactions. Mesirow Financial’s designated Senior Managing Director or designated senior person will monitor the trading patterns of all Mesirow Financial personnel for compliance with the provisions of this Code.

Exempt Transactions:

The provisions of this Code are intended to restrict the personal investment activities of persons subject to the Code only to the extent necessary to accomplish the purposes of the Code.  Therefore, the following securities transactions are exempt from the requirements outlined in the foregoing procedures:

A.	Purchases or sales effected in any account over which the persons subject to this Code have no direct or indirect influence or control;

B.	Purchases or sales of:

	1.	U.S. government securities;

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	2.	shares of open-end, non-affiliated investment companies (mutual funds, including money market funds);

	3.	bank certificates of deposit or commercial paper;

C.	Purchases which are part of an automatic dividend reinvestment plan; and

D.
Purchases effected upon the exercise of rights issued by an issuer prorata to all holders of a class of securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

Additional Obligations Under this Code:

A.
Gifts. The conduct of all Mesirow Financial employees in performing daily responsibilities must be both uncompromised and objective. Therefore, employees interacting with any persons having dealings with the Company (including clients, potential clients, counterparties, potential counterparties, vendors, potential vendors, contractors, potential contractors, consultants and potential consultants), must do so using consistent and unbiased standards.

Accepting Gifts and Entertainment

Employees must never solicit or request gifts or any other business courtesies (e.g. meals and/or entertainment) from people engaged in business with the Company. Unsolicited gifts, so long as they are reasonable, of up to $100 in value per employee (per year) are permissible. Likewise, meals or entertainment must also be reasonable and considered common or customary in your area of business. Any acceptance of a gift, meal or entertainment, must be done with a clear understanding by all parties that the Company is in no way obligated or constrained in any manner by your acceptance of the gift, meal or entertainment.

Providing Gifts and Entertainment

Gifts may be provided to persons who have dealings with the Company provided the gift does not exceed $100 in value per person (per year), the gift is consistent with reasonable norms and is made in a manner of good taste. Provided that no employee may give a gift to any public official, unless the official is a family member. Your applicable business division head should pre-approve all gifts.

Additionally, when providing entertainment (e.g. meals, sporting and theatrical events), the entertainment must be considered reasonable, not extravagant, and an employee must also be attending the event. In cases where the employee cannot attend, the entertainment will be considered a gift, and will fall under the $100 guideline, (i.e. two sporting event tickets which value cannot exceed $100 per person). Gifts over $100 in value will not be reimbursed (even up to $100), as the Policy Likewise, entertainment that is deemed to be unreasonable will also NOT be reimbursed.

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All gifts and/or entertainment, provided by Mesirow Financial employees must comply with the Company’s Travel and Entertainment Policy and must be submitted on the firm standard expense report. Failure to comply with this Policy may result may result in disciplinary action.

B.
Service as a Director. No employee of Mesirow Financial may serve as member of the board of directors or trustees of any publicly-held company without the prior written approval of the designated Senior Managing Director of Mesirow Financial and properly disclosed to the Compliance Department, based on a determination that the board service would not be inconsistent with the interests of Mesirow Financial and its customers. If an officer or employee is serving as a board member, that person shall not participate in making investment decisions relating to the securities of the company on whose board he or she sits.

C.
Maintaining Confidential Information and Information Barriers. Customers and clients conduct business with the firm with the understanding that all information provided by them or related to the business they conduct with us will be maintained in confidence. Mesirow Financial is engaged in a wide variety of business activities which enable employees to have access to such confidential information. It is the obligation of each and every employee to maintain such information in the strictest of confidence. Employees should not share client information with any other affiliate or business unit without the expressed consent of the client.

No employee is permitted to use or disclose confidential information, whether related to financial decisions, market trends, mergers, acquisitions or any other area in which Mesirow Financial is involved, to derive personal benefit.  Employees need to be mindful that they are prohibited from releasing confidential information to relatives, friends and customers or other business units. Restriction on communication helps guard against breaches of client confidentiality, information barriers and fiduciary responsibility.

Therefore, confidential information, including documents, may not be circulated or discussed in the presence of unauthorized individuals. A person is not an authorized individual simply because that person is an employee of the firm. Special caution should be taken in any surrounding to ensure that neither casual conversation is overheard nor documents circulated. Non-public information should only be discussed with individuals who “need to know” such information.

Finally, in order to fulfill the Firm’s fiduciary duty, investment decisions are not to be influenced by client relationships of an affiliate or other business unit within . the same legal entity. All investment decisions must be made after thorough due diligence and based solely on the client’s best interests as defined by the client’s mandate or investment objectives. Any attempt by any individual, either within the Firm or outside, to improperly influence any investment decision must be reported immediately to the appropriate supervisor and Compliance.

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D.	Charitable Contributions

Mesirow Financial encourages its employees to contribute both time and resources to their communities and charitable interests. From time to time, situations will arise where an employee wishes Mesirow Financial to make a charitable contribution. All employees are required to comply with the Mesirow Financial procedures for charitable contributions. Please refer to Mesirow Financial procedures for additional information.

E.	Political Contributions

MSRB Rule G-37 created a two-year ban on engaging in negotiated municipal securities business with an issuer of municipal bonds in the event that contributions in violation of the Rule are made to officials of a municipal issuer. Additionally, the Securities and Exchange Commission recently adopted new pay to play rules. BECAUSE OF THESE RULES, ALL EMPLOYEES OF THE FIRM ARE PROHIBITED FROM MAKING ANY POLITICAL CONTRIBUTIONS TO ANY INDIVIDUAL OR ANY ORGANIZATION SEEKING TO INFLUENCE AN ELECTION WITHOUT PRE-CLEARANCE FROM THE LEGAL AND COMPLIANCE DEPARTMENT. Employees are also prohibited by raising money for candidates or political organizations without preapproval. All employees are required to comply with the Mesirow Financial procedures for political contributions. Please refer to Mesirow Financial procedures and Compliance memorandum dated July 21, 2010 for additional information.

Consequences of Failure to Comply with the Code:

Compliance with this Code of Ethics is a condition of employment. Taking into consideration all relevant circumstances, the management of Mesirow Financial will determine what action is appropriate for any breach of the provisions of the Code by a supervised person or access person. Possible actions include, but arc not limited to, a letter of censure, suspension, or termination of employment.

Supervised persons are required to report any violations of the Code promptly to the designated Senior Managing Director or designated senior person and to properly disclose any such violations to the Chief Compliance Officer (CCO). Further, employees are required to self-report their own violations. Mesirow Financial encourages such reporting and will take steps to prevent any retaliation against reporting employees. .

Reports filed pursuant to the Code will be maintained in confidence but will be reviewed by the appropriate Senior Managing Director or designated senior person, the Compliance Dep3ltment and may be subject to regulatory review to verity compliance with the Code. Additional information may be required to clarity the nature of particular transactions.

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Retention of Records:

Mesirow Financial shall maintain the records listed below for a period of five (5) years at Mesirow Financial’s principal place of business in an easily accessible place:

A.	A list of all access persons currently and within the past five (5) years;

B.	Transaction and holdings reports submitted by access persons;

C.
Receipts signed by all supervised persons who currently or during the past five (5) years are or were subject to the Code acknowledging receipt of copies of the Code and acknowledging that they are subject to it;

D.	A copy of each code of ethics that has been in effect at any time during the period;

E.	A record of any violations of the cod~ and any actions taken in response; and

F.	A record of decisions, and supporting reasons, for approving access persons’ investments in IPOs and limited offerings.

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EMPLOYEE ACKNOWLEDGEMENT

I hereby affirm and acknowledge that I have received a copy of the Mesirow Financial Investment Advisory Code of Ethics and have read and understand it. I agree to comply with the Code in all respects.

Date: __________________________________________________________

Print Name: _____________________________________________________

Signature: ______________________________________________________

Investment Advisor or Department:___________________________________

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SCHEDULE G

Mesirow Advanced Strategies -Rule 17j-1 Addendum To The

Mesirow Financial Code of Ethics

The provisions in this Addendum are in addition to the provisions in the Mesirow Financial Investment Advisory Code of Ethics (the “Code of Ethics”) and apply only to the activities of Mesirow Advanced Strategies, Inc. (“MAS”). All MAS Access Persons (as defined below) are subject to this Addendum and the Code of Ethics, which together constitute a code of ethics in compliance with Rule 17j-l of the Investment Company Act of 1940, as amended (the “Investment Company Act”). To the extent that any provision of the Code of Ethics conflicts with any provision of this Addendum, the provision of this Addendum shall control.

Definitions

●
“Covered Security” means any security as defined in Section 2(a)(36) of the Investment Company Act other than (a) direct obligations of the U.S. government; (b) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (c) shares issued by open-ended Registered Funds (as defined below).

●	"MAS Access Persons":

	➢	The directors, officers, and employees of MAS are deemed to be access persons under both Rule l7j-l and Rule 204A-1.

➢
Any director, officer, general partner, or employee of any company in a control relationship with MAS who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a Registered Fund advised or sub-advised (hereinafter “advised”) by MAS, or whose functions relate to the making of any recommendation with respect to such purchase or sale, is an access person under Rule l7j-1.

➢
Any natural person in a control relationship to MAS who obtains information concerning recommendations made to a Registered Fund advised by MAS with respect to the purchase or sale of Covered Securities by such Registered Fund is an access person under Rule l7j-1.

	➢	Each of the foregoing persons is an “MAS Access Person” and is subject to all provisions in this Addendum and, as pertinent to MAS, the Code of Ethics.

●	“Registered Fund” means an investment company registered under the Investment Company Act.

●
“Security Held or to be Acquired” by a Registered Fund means (a) any Covered Security which, within the most recent 15 days, (i) is or has been held by the Registered Fund or (ii) is being or has been considered by the Registered Fund or MAS for purchase by the Registered Fund; and (b) any option to purchase or sell, and any security convertible into or exchangeable for, any Covered Security described in clause (a) of this paragraph.

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Rule 17j-l Prohibitions

No MAS Access Person may, directly or indirectly, in connection with the purchase or sale of a Security Held or to be Acquired by any Registered Fund advised by MAS:

●	employ any device, scheme, or artifice to defraud the Registered Fund;

●
make to the Registered Fund any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made to the Registered Fund, in light of the circumstances under which they are made, not misleading;

●	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Registered Fund; or

●	engage in any manipulative practice with respect to the Registered Fund.

Personal Securities Transactions

All references in the Code of Ethics to transactions in securities, other than those securities listed as exempt in the “Exempt Transactions” section, are deemed to be references to Covered Securities. The purchase or sale of a Covered Security includes, among other things, the writing of an option to purchase or sell a Covered Security.

All references in the Code of Ethics to “private placements” are deemed to be references to limited offerings. A “limited offering” is defined in Rule 17j-1 as an offering that is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

Notwithstanding anything set forth herein, with respect to MAS only, “Compliance Procedures - C. Additional Preclearance Obligations, section 1” shall not apply to exchange-traded funds, options on exchange-traded funds, unit trusts and any other securities listed as exempt in the “Exempt Transactions” section by the Code of Ethics.

With respect to the section “Compliance Procedures -F. Reports may be in any form” in the Code of Ethics, reports also must include, as applicable, the exchange ticker symbol or CUSIP number, the interest rate and maturity date, and the date the report is submitted by the reporting person.

Reporting to the Board of a Registered Fund

No less frequently than annually, MAS’ designated Senior Managing Director or designated senior person shall furnish to the board of managers, directors, or trustees, as applicable, of each Registered Fund advised by MAS (the “Board”), and the Board must consider, a written report (the “Report to the Board”) that:

●
describes any issues arising under the Code of Ethics (including this Addendum) since the last report to the Board, including, but not limited to, information about material violations of the Code of Ethics or procedures and sanctions imposed in response to material violations; and

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●	certifies that MAS has adopted procedures reasonably necessary to prevent MAS Access Persons from violating the Code of Ethics (including this Addendum).

Retention of Records

MAS shall maintain at MAS’ principal place of business in an easily accessible place:

●	a record of all persons, currently or within the past five years, who are or were responsible for reviewing personal trading transaction and holdings reports submitted by MAS Access Persons; and

●	a copy of each Report to the Board, for a period of five years after the end of the fiscal year in which it is made.

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